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GRID CAPITAL CORPORATION

1075 Duchess Avenue

West Vancouver, B.C. V7T 1G8

Tel:  (604) 922-9264

Fax:  (604) 922-9182

November 18, 2002

Mr. Duane Poliquin

Almaden Minerals Ltd.

1103 - 750 West Pender Street

Vancouver, B.C. V6C 2T8

Dear Mr. Poliquin:

Further to our recent meeting, Grid Capital Corporation ("Grid") is prepared to offer the following terms in order to earn a 50% interest in the Galeana Project, Chihuahua, Mexico.  This offer is subject to regulatory and board approval.

1.

To earn a 50% interest in the Galeana property Grid agrees to the following terms, subject to the regulatory authorities:

(a)

Issue 100,000 shares in the capital of Grid and pay US$2,000  on signing this letter agreement;

(b)

Complete US$250,000 in exploration expenditures by December 31, 2003;

(c)

Complete a further US$750,000 in exploration work by July 31, 2006 and issue an additional 300,000 shares in the capital of Grid according to the following schedule:

(i)

issue 100,000 shares on July 31, 2004;

(ii)

issue 100,000 shares on July 31, 2005

(iii)

issue 100,000 shares on July 31, 2006.

2.

Upon earning a 50% interest, Grid can form a participating 50:50 joint venture with Almaden Minerals Ltd. ("Almaden") or have a one time option for a period of 90 days after vesting its interest at 50%, to increase its interest to 60% with an additional expenditure of US$1,000,000 by July 31, 2007 and the issuance to Almaden of an additional 100,000 shares in the capital of Grid, and upon completion, a 60:40 joint venture with Almaden would be formed.

3.

While this agreement is in force, Grid must pay all taxes, complete all assessment work requirements and assume responsibility for all underlying property payments.  If Grid relinquishes its interest, the property must be in good standing for at least 90 days.

4.

The property is subject to an underlying agreement between Almaden and Sr.  Abalardo Garza Hernandez according to the following schedule of payments and royalties:

Payments must be made according to the following schedule (all figures in US dollars):

July, 2002

$5,000.00 (paid)

July, 2003

$5,000.00

July, 2004

$5,000.00

July, 2005

$10,000.00

July, 2006

$10,000.00

July, 2007

$10,000.00

July, 2008

$25,000.00

July, 2009

$35,000.00

At this point a 100% interest is transferred to Almaden, subject to a $400,000 payment at the commencement of commercial production and a sliding scale NSR based on the following criteria, of which 50% may be purchased at any time for US$500,000:

Sliding scale Royalty, relating to tonnage per diam:

Less than 50 tonnes per day

3.0%

50 to 100 tonnes per day

2.5%

100 to 500 tonnes per day

2.0%

greater than 1000 tonnes per day

1.0%

5.

At the commencement of commercial production, Grid must issue an additional 500,000 shares to Almaden.

6.

Grid will be the operator during the earn-in period and will remain the operator once it has vested at 50%.  If Grid's interest falls below 50% then Almaden can request a change of operator.  When Grid becomes vested in the Galeana Project, the operator may charge a management fees of 7% on all expenditures during the exploration and development phase and 3% on all expenditures for construction and operations.

7.

An area of mutual interest of 1.0 kilometre will surround the claims.

8.

Once Grid has fulfilled its obligations as listed above, the option will be succeeded by a joint venture agreement between Grid and Almaden.  Almaden and Grid must thereafter participate proportionately or accept dilution, based on a standard formula.  Once either party has been diluted below 15%, their interest will be replaced by a 2% NSR.

If the above terms are acceptable to Almaden, please sign in the space provided and return a copy to Grid's Vancouver office.  A more formal agreement can be drafted at a later time.

Yours truly,

GRID CAPITAL CORPORATION

Per:

“J.E. Charlesworth”

J.E. Charlesworth

President

Agreed to this 18 day of November, 2002

ALMADEN MINERALS LTD.

Per:

“Duane Poliquin”

Duane Poliquin

President

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